Exhibit 10.1

STRATEGIC ADVISORY AGREEMENT

This Strategic Advisory Agreement (the “Agreement”) is made and entered into as of the 18th day of October, 2024 (the “Effective Date”), by and between Turbo Energy, S.A., a company incorporated in the Kingdom of Spain with offices located at Street Isabel la Catolica, 8, Door 51, Valencia, Spain 46004 (the “Company” or “Turbo”); and Connection Holdings, LLC, a Nevada limited liability company with offices located at 3662 Maria Street, Las Vegas, Nevada 89121 (the “Advisor” or “Connection Holdings”). Turbo and Connection Holdings are each referred to as a party, and collectively parties, to this Agreement.

RECITALS

WHEREAS, Turbo is a globally recognized pioneer of proprietary solar energy storage technologies and solutions managed through Artificial Intelligence (“AI”), which have been developed by the Company for the benefit of residential, commercial and industrial users by enabling them to materially reduce dependence on traditional energy sources, helping to lower electricity costs, provide peak shaving and uninterruptible power supply and realize more sustainable energy efficiencies;

WHEREAS, since its founding in 2014, Turbo’s business has been primarily focused on delivering its solar energy storage technologies and solutions to customers throughout Europe, with strong concentration in Spain;

WHEREAS, Turbo and its affiliates, (such term, as used in this Agreement, shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is now actively seeking to expand its solar energy storage business into the United States through implementation of a phased commercialization strategy involving the introduction of the Company’s flagship SUNBOX Split Phase Series 10.0, Split Phase Hybrid Series 48V 10.0 Inverter with Back-Up Mode, Lithium Series Pro 5.1 kWh Battery and related cloud-based, software-as-a-solution (“SaaS) technology powered by AI, (“Turbo Products”) to leading U.S.-based distributors of solar equipment and installation supplies and U.S.-based solar installation companies (collectively referred herein as “Customers”); and

WHEREAS, Connection Holdings and its affiliates (such term, as used in this Agreement, shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), have extensive knowledge, experience and insight regarding the United States solar industry and solar energy storage sector in particular (the “Specified Industries”), and is willing to provide strategic advice and services to Turbo in connection with this Agreement, all on the terms and subject to the conditions set forth in this Agreement and in consideration of the phased scope of services and related compensation payable detailed in Exhibit A attached to this Agreement (the “Permitted Scope”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

0.5) Incorporate of Recitals. The recitals set forth above are incorporated by reference and made a part of the agreed terms of this Agreement.

1)	Services.

a)	Subject to the Permitted Scope and other terms set forth in this Agreement, the Advisor hereby agrees to provide, or cause an affiliate thereof to provide, to Turbo the following services and advice (collectively, the “Services”):

i)	Advise the Company’s management in development of a phased U.S. commercialization strategy, including providing strategic advice on prevailing market trends, competitive market and industry dynamics and new business development opportunities within the Specified Industries;

ii)	Develop and execute tactical sales and marketing programs which are designed to increase awareness and appreciation of Turbo’s brand and Turbo Products, and may include participation in industry trade shows and conferences, telemarketing campaigns, on-site product demonstrations and other proven methods of reaching and educating targeted Customers; and

iii)	Identify, pursue and win new Customers for Turbo Products (“Sales Transactions”), meet specific sales objectives within specific defined time periods; collect and report vital data and feedback from Customers and end users; and coordinate logistics, installations and post-sales service and support for those Customers and end users.

b)	Notwithstanding anything contained herein to the contrary, in connection with the performance of the Services, (i) the Advisor shall not have the right to legally bind the Company and, without limitation of the foregoing, any determination by the Advisor or any affiliate thereof to pursue, enter into or consummate any Sales Transactions shall be made solely by Turbo in accordance with the governance procedures and protocols developed thereby; (ii) the Advisor will not have custody, control or possession of or otherwise handle funds issued or exchanged in connection with any Sales Transactions; and (iii) Turbo shall not rely upon or consider any advice or recommendation provided by Advisor in conjunction with the Services as legal or tax advice for Turbo.

c)	In connection with the Services, the Advisor or any affiliate will be responsible for collecting survey data, verbal feedback, photos and videos of the site during and after the installation of Turbo Products in end users’ residences (the “Site”). All use of survey data, feedback, videos and photographs shall be in compliance with applicable law. To the maximum extent possible under applicable law, the Advisor shall require each of its employees, and shall require Turbo Product installers to require each of their respective employees and the Site’s homeowner(s), to acknowledge and agree that to the extent such employee and homeowner(s) is present at the Site and is included in any video or photograph taken by the Advisor or their representatives or invitees of the activities at the Site, such employee and homeowner grants and releases to the Company the right to record or photograph such employee and/or homeowner while at the Site and to use and reproduce such recordings or photographs as the Company may determine is appropriate in connection with the Work, including posting such videos and photographs on the Internet or other electronic media, and to share all data, feedback, videos, and photographs with Turbo. All right, title and interest in and to such survey data, verbal feedback, photos and videos produced in connection with the Site installation of Turbo Products shall remain the exclusive property of the Company.

d)	The Advisor agrees that to the extent that the Advisor or any affiliate thereof has an economic interest in any target Customer subject to any Sales Transactions, the Advisor shall inform Turbo of such economic interest immediately upon Advisor’s first outreach to Customer and, in all events, before a Sales Transaction with such Customer is consummated, and Advisor shall provide any additional information with respect to the economic interest the Advisor or any affiliate thereof has in such Customer as Turbo may reasonably request. For purposes of this Agreement, “Economic Interest” means any (a) direct or indirect beneficial ownership (as such term is defined in in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) direct or indirect pecuniary interest (as such term is defined in Rule 16a-1 of the Exchange Act) or (c) other direct or indirect economic interest, in each case of clauses (a) through (c), in such target Customer (or any affiliate thereof) or any securities or loans of such target Customer (or any affiliate thereof).

e)	In connection with the Services, Turbo agrees to make its executives and key personnel reasonably available to the Advisor (including for telephonic, electronic or in person meetings, as reasonably requested by the Advisor) at mutually convenient times. The Advisor’s primary point of contact at Turbo will be the Company’s Chief Executive Officer, currently Mariano Soria.

f)	Nothing in this Agreement shall be construed to limit the ability of the Advisor or its affiliates to pursue, investigate, analyze or engage in any other business relationships with entities other than Turbo, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of Turbo, and notwithstanding that such entities may have actual or potential operations, products, plans, ideas, customers or supplies similar or identical to Turbo, or may have been identified by Turbo as potential Sales Transactions. Notwithstanding the foregoing, the Advisor may not use any information or documentation obtained under this Agreement for the same or similar companies to Turbo.

2)	Term.

a)	The term of this Agreement shall be bifurcated into two phases to be defined as i) “Phase 1,” which commenced on July 15, 2024 and will continue through close of business on February 28, 2025; and ii) “Phase 2,” which shall commence January 1, 2025 and terminate on December 31, 2025. However, the term of Phase 2 may be renewed every six months thereafter at the sole discretion of Turbo.

b)	Early Termination for Cause. In the event that Connection Holdings fails to achieve the stated Phase 1 KPIs as defined in Exhibit A, Turbo will have the right to exercise early termination of this Agreement for cause by providing written notice to Connection Holdings within 30 days following February 28, 2025, with said termination taking effect as of the date of the written notice. In the event that Connection Holdings fails to achieve the stated Phase 2 KPIs as defined in Exhibit A, Turbo will have the right to exercise termination of this Agreement for cause by providing written notice to Connection Holdings within 30 days following December 31, 2025, with said termination taking effect as of the date of the written notice. Turbo’s right to terminate this Agreement early due to Connection Holdings’ failure to meet the Phase 1 KPIs or the Phase 2 KPIs as stated on Exhibit A, as the case may be, is not to the exclusion of any other grounds in law or equity or as provided in this Agreement for Turbo to terminate this Agreement early for cause.

c)	Effective of Termination. In the event of termination of this Agreement by Turbo, all Commissions and Additional Equity Considerations (both as described in Exhibit A) earned prior to such termination shall be remitted to Connections Holdings within thirty (30) days of the termination date. Upon the end of this Agreement, whether by Early Termination or expiration of the Agreement’s Term, and payment of all the Commissions and Additional Equity Considerations earned by Connection Holdings through such date have been satisfied, Connection Holdings shall have no further rights against Turbo in connection with the terms of this Agreement.

3)	Representations and Warranties of Turbo. As of the date of this Agreement, and with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, Turbo hereby represents and warrants to Connection Holdings that:

a)	Turbo is duly informed, validly existing and in good standing under the laws of its jurisdiction of organization.

b)	This Agreement constitutes a legal, valid and binding obligation of Turbo, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

c)	Turbo has full power and authority to do and perform all acts contemplated by this Agreement.

d)	Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Turbo’s obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Turbo or any of its affiliates, (ii) organizational documents of Turbo or any of its affiliates or (iii) any agreement to which Turbo or its affiliates is a party or by which it or its affiliates may be bound.

e)	There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Turbo, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Turbo or its affiliates to perform under this Agreement.

4)	Representations and Warranties of Connection Holdings. As of the date of this Agreement and, with respect to clauses (a)-(d) immediately below, continuing throughout the term of this Agreement, Connection Holdings hereby represents and warrants to Turbo that:

a)	Connection Holdings is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

b)	This Agreement constitutes a legal, valid and binding obligation of Connection Holdings, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

c)	Connection Holdings has full power and authority to do and perform all acts contemplated by this Agreement.

d)	Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Connection Holdings’ obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Connection Holdings or any of its affiliates, (ii) organizational documents of Connection Holdings or any of its affiliates or (iii) any agreement to which Connection Holdings or its affiliates is a party or by which it or its affiliates may be bound.

e)	There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Connection Holdings, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Connection Holdings or its affiliates to perform under this Agreement.

5)	Obligations of the Advisor

The Advisor shall provide the Services in compliance with the following obligations:

a)	shall perform its obligations with a level of diligence and professionalism at least equal to the industry standard.

b)	shall devote the time, attention and resources necessary to provide the Services in a satisfactory and timely manner.

c)	shall keep Turbo informed of the progress of the Services and, in particular, shall provide Turbo with such information promptly when requested to do so

d)	shall comply with all reasonable requests and instructions made by Turbo relating to the Services, in particular, requests for clarifications or corrections.

6)	Ownership of Work Product; Information and Confidentiality.

a)	Advisor hereby assigns to Turbo all of Advisor’s right, title, and interest in and to any and all materials that Connection Holdings prepares, alone or in connection with others, for Turbo in connection with the performance of the Services (collectively, “Deliverables”) as well as all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country applicable to any of the foregoing Deliverables that are made, conceived, reduced to practice, or learned by Advisor, either alone or with others, in connection with its performance of the Services. Connection Holdings may use the Deliverables during the term of the Agreement only for its own internal business operations and analysis and to provide the Services, and Connection Holdings agrees not to disclose the Deliverables, at any time, to any third party (other than its attorneys, auditors and financial advisers) except as required by applicable law or otherwise expressly permitted under this Agreement; provided that to the extent legally permissible, Connection Holdings will give Turbo notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. Notwithstanding anything contained herein to the contrary, Connection Holdings does not convey any ownership in any intellectual property or related rights owned by Turbo and used in the performance of the Services, or the frameworks, methodologies, analytical tools and industry data and insights that may be used or developed by Turbo in the performance of the Services (the “Turbo IP”). Subject to the terms and conditions of this Agreement, for the term of this Agreement Turbo grants to Connection Holdings and its subsidiaries a non-exclusive, fully-paid, royalty-free license to use the Turbo IP embedded in the Deliverables for Connection Holdings and its affiliates and subsidiaries’ own internal business operations and analysis and to provide the Services only. Upon the termination or expiration of this Agreement, whichever is earlier, Connection Holdings, its affiliates, and subsidiaries shall not use any of the Deliverables or any Turbo IP for any purpose without the express written consent of Turbo. Turbo acknowledges that all advice (written, such as Turbo IP and Deliverables, or oral) given by Turbo to Connection Holdings in connection with the Services is intended solely for the benefit and use of Connection Holdings in connection with its assessment of potential Sales Transactions. Other than to the extent required to be reflected in Connection Holdings Board of Directors and committee meeting minutes or as required by applicable law, no advice (written or oral) of Turbo hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose not specified in this Agreement, nor shall any public references to Turbo be made without its consent.

b)	Notwithstanding anything to the contrary in the Agreement, the Advisor and its employees, contractors, and consultants,

i)	will not: (a) make any representations or warranties on behalf of Turbo or with respect to the Turbo Products, except such as are expressly authorized by Turbo or (b) engage in any unfair, anti-competitive, misleading, or deceptive practices with respect to the Turbo Products, Turbo, or any third party, including product disparagement and any trade libel of Turbo or any third party; and,

ii)	will abide by all applicable laws, including without limitation those pertaining to deceptive or false advertising and data privacy, in providing the services; and,

iii)	will obtain Turbo’s advance approval for: (a) any marketing or advertising collateral regarding Turbo or Turbo Products before disseminating such collateral, (b) any presentations and pitches regarding Turbo or Turbo Products before presenting them, (c) any telemarketing or social media campaigns before commencing those or (d) making of offers for sale or, in general, delivery of terms and conditions of sales.

c)	Connection Holdings shall keep confidential any and all material, non-public information obtained from Turbo or its affiliates in connection with the Services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to third parties except (i) with the prior written consent of Turbo, (ii) to legal counsel, accountants and other professional advisors of Turbo or of Connection Holdings or any affiliate thereof (subject to such persons being subject to the same confidentiality obligations as set forth herein) (“Permitted Representatives”); or (iii) as required by law or legal process to which Connection Holdings or any person to whom disclosure is permitted hereunder is a party; provided that to the extent legally permissible, Connection Holdings will give Turbo notice of such requirement and use its reasonable best efforts to resist such disclosure or if such disclosure is so required, use reasonable best efforts (at Turbo’s expense) to obtain confidential treatment for any information so disclosed and only disclose information to the extent so required. The foregoing shall not apply to information that is publicly available through the actions of a person other than Connection Holdings and its Permitted Representatives not in breach of this Agreement. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of two years.

7)	Indemnification. Each party hereto (each, an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party, its shareholders, officers, directors, agents and employees (collectively, the “Indemnified Parties”) from and against all third party claims, actions, demands, suits and causes of action (“Claims”) involving (A) reasonable, actual, and out-of-pocket direct damages to real or physical personal property, (B) personal injury, including death, along with reasonable, actual, out-of-pocket cost and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements (collectively, “Damages”), or (C) fines or penalties for violation of a law, rule or regulation, to the extent (but only to the extent) such Claims are for equitable relief (including but not limited to an injunction), statutory or regulation fines or penalties or Damages, resulting from or based on any alleged or actual (1) negligent act, negligent omission or willful misconduct on the part of the Indemnifying Party, its employees, independent contractor’s or agents, in connection with performance under this Agreement, (2) breach by the Indemnifying Party, its employees, independent contractors and agents of any covenant, warranty, representation or any other obligation set forth in this Agreement, or (3) breach or violation of law, governmental rules or regulations by the Indemnifying Party, its employees, independent contractors and agents.

8)	LIMITATION OF LIABILITY. OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY (1) BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES WHATSOEVER WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCURRED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (2) BE LIABLE TO THE OTHER PARTY FOR DAMAGES THAT EXCEED THE AMOUNT PAID OR PAYABLE BY SUCH PARTY TO THE OTHER PARTY, OR PAID OR PAYABLE BY THE OTHER PARTY TO SUCH PARTY (WHICHEVER THE CASE MAY BE) IN THE ONE (1) YEAR IMMEDIATELY PRECEDING THE CIRCUMSTANCE WHICH GAVE RISE TO THE CLAIM, EXCUDING ANY CLAIM(S) FOR NON-PAYMENT HEREUNDER. THE FOREGOING LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS PARAGRAPH OR ELSEWHERE IN THIS AGREEMENT, THERE SHALL BE NO LIMIT ON THE INDEMNIFIED PARTIES’ OBLIGATIONS PURSUANT TO THE INDEMNIFICATION CLAUSE IN SECTION 7.

8.5)	Notices.

a)	Any and all notices or other communications or deliveries to be provided hereunder by Advisor to Turbo shall be in writing and delivered by facsimile, by electronic mail, or sent by an internationally recognized overnight courier service, addressed to Turbo Energy, S.A., Street Isabel la Catolica, 8, Door 51, Valencia, Spain 46004, Attn: Mariano Soria, Chief Executive Officer, e-mail address: mariasoria@turbo-e.com, with a copy which shall not constitute notice, to Louis A. Bevilacqua, Esq., Bevilacqua PLLC, 1050 Connecticut Ave., N.W., Suite 500, Washington, DC 20036, lou@bevilacquapllc.com, or to or such other facsimile number, e-mail address or address as Turbo may specify for such purposes by notice to the Advisor delivered in accordance with this Section 8.5.

b)	Any and all notices or other communications or deliveries to be provided hereunder by Turbo to the Advisor shall be in writing and delivered by facsimile, by electronic mail, or sent by an internationally recognized overnight courier service, addressed to Connection Holdings, LLC, 3662 Maria Street, Las Vegas, Nevada 89121, Attn: Edmond Pain, Managing Principal, e-mail address: epain@ctdotsllc.com, with a copy which shall not constitute notice, to Thayn Law, PLC, 3662 Maria Street, Las Vegas, Nevada 89121, Attn: Jason Thayn, Esq., email address: thaynlaw@gmail.com, or to or such other facsimile number, e-mail address or address as Advisor may specify for such purposes by notice to Turbo delivered in accordance with this Section 8.5.

c)	Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (iii) the second business day following the date of mailing, if sent by an internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

9)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void.

10)	Governing Law. This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof. Each of the parties irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts in New York County (Manhattan), New York for the adjudication of any dispute arising under or related to this Agreement or in connection with any transaction contemplated hereby and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

11)	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

12)	Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding of each of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except with the prior written consent of the Turbo and Connection Holdings. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

13)	Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10 (and, to the fullest extent permitted by law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

14)	Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or pdf signature (including, for example, a signature by DocuSign).

15)	Independent Contractor; No Fiduciary Duty. Turbo acknowledges and agrees that it is a sophisticated business enterprise and that Connection Holdings has been retained pursuant to this Agreement solely with respect to the matters set forth herein and shall not have any duties or obligations to Turbo except as expressly provided in this Agreement. Connection Holdings shall act as an independent contractor, and any duties of the Advisor arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to Turbo. Each party disclaims any intention to impose any fiduciary duty on the other in their respective capacities pursuant to this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TURBO ENERGY, S.A.

By:	/s/ Mariano Soria
Name:	Mariano Soria
Title:	Chief Executive Officer

CONNECTION HOLDINGS, LLC

By:	/s/ Edmond Pain
Name:	Edmond Pain
Title:	President

EXHIBIT A

PERMITTED SCOPE OF SERVICES

Phased U.S. Commercialization of Turbo Products

Turbo Products

●	SUNBOX® Split Phase Series 10.0: An all-in-one back-up solar energy storage solution for split phase installations, modular with energy storage capacity up to 20.48 kWh. Supported by Turbo’s cloud-based SaaS solution powered by Artificial Intelligence, SUNBOX users benefit from intelligent data collection, optimized stored energy management and predictive analytics which provide real-time insight into weather and electricity price forecasts, solar panel performance, energy consumption and material cost savings opportunities, among other critical metrics.

●	Split Phase Hybrid Series 48V 10.0 Inverter with Back-Up Mode: A plug-and-play split phase hybrid inverter ideal for solar energy self-consumption applications, as well as off-grid installations. It has the peak shaving function that allows users to reduce the contracted power. Leveraging the associated Turbo power management app, the battery is automatically programmed to be consumed during peak demand, resulting in a reduction of demand from the grid.

●	Lithium Series Pro 5.1 kWh Battery: Lithium Ferro Phosphate (LiFePO4) battery with 5.1 kWh capacity and approximately 6,000 cycles of useful life.

PHASE 1

Phase 1 Key Performance Indicator (KPI)

●	During the period from July 15, 2024 through February 28, 2025 (“Phase 1”), Connection Holdings must successfully complete five (5) SUNBOX Split Phase Series 10.0 unit installations (“SUNBOX Installations”) through U.S.-based distributors of solar equipment and installation supplies and/or U.S.-based solar installation companies.

●	No later than the first of each month, Connection Holdings must provide Turbo with a list of potential Customers with which initial contact has been originated by Connection Holdings (“Prospect Report”).

●	Connection Holdings is required to collect and provide feedback from Customers and end users in connection with all SUNBOX Installations completed during this Phase. Feedback must be provided in written form by way of a monthly report, due to Turbo on the first day of each month, and shall include:

■	System performance of SUNBOX Installations in end users’ homes, as well as post-installation monitoring of SUNBOX’s post-Installation performance;

■	Installer and end user concerns or complaints relating to any and all malfunctions that may occur with SUNBOX Installation and following installation.

■	Impressions/opinions of installers relating to each SUNBOX Installation process and details on how the SUNBOX Installation process compares to the installation of competitive products;

■	Impressions/opinions of installers relating to how SUNBOX compares to competitive systems from a functionality, pricing and quality standpoint; and

■	Details on whether an installer will work with Turbo Products and reasons for why the installer would or would not do so.

Phase 2 KPIs

●	During the one-year period beginning January 1, 2025 through December 31, 2025 (“Phase 2”), Connection Holdings is tasked i) with ramping up net sales and marketing of Turbo Products to achieve a minimum of $1 million in net revenues of Turbo Products, or deliver one or more agreements that collectively represent formal commitment(s) to net a minimum of $5 million in aggregate sales of Turbo Products on or before December 31, 2025 (“Phase 2 Sales Quota”); and ii) assisting Turbo in identifying U.S.-based resources capable of helping Turbo to establish the operational framework to support rapid nationwide expansion, e.g. sales/marketing, logistics, installations, customer service call centers, on-demand repair workshops and process governance as required and approved by Turbo.

●	No later than the first of each month, Connection Holdings must provide Turbo with a detailed list of potential Customers with which initial contact has been originated by Connection Holdings (“Prospect Report”) and with which it is pursuing potential Sales Transaction(s). The Prospect Report shall include prospect company name, primary point of contact, dollar value of prospective Sales Transaction(s) being pursued, anticipated closing date of Sales Transaction(s), and the likelihood of the prospect resulting in a Sales Transaction(s) expressed as a percentage, ranging from less than 50% likely up to 100% likely. In consideration of the non-exclusive nature of the Agreement, Turbo reserves the right to exclude from the Prospect Report those potential Customers who are already in its network of contact as well as those who come from other sources.

Commissions and Expenses

Commission. For all Turbo Product net sales (after discounts and excluding taxes), Connection Holdings will earn a 2% commission, payable via bank transfer in cash or in equity consideration equal to a number of American Depository Receipts (“ADRs”) valued at 100% of the payable commission and factored at $5.00 per ADR. Commissions earned by and payable to Connection Holdings shall be paid by Turbo within 30 days following the closing of each Sales Transaction (“Closing Date”). If Connection Holdings is entitled to receive a commission under the immediately preceding sentence, Turbo shall decide, in its sole discretion, whether such commission is provided in cash or in equity consideration. The Closing Date shall be defined as the date upon which funds are received from the Customer and deposited into and cleared by Turbo’s banking institution.

Turbo shall be obligated to pay the Commissions to Connection Holding as long as the sale was made during the period covered by this Agreement. In case of Early Termination or expiration of this Agreement, all the Commissions and Additional Equity Considerations earned by Connection Holdings through such date shall be satisfied and Connection Holdings shall have no further rights against Turbo in connection with the terms of this Agreement.

It is further understood that Connection Holdings will only be entitled payment of commissions in connection with Customers with which they originated contact and have previously reported in their monthly Prospect Report. Sales Transactions with Customers which were originated and closed by other sources, including direct sales representatives of Turbo, will not result in any commissions being paid to Connection Holdings nor apply towards the sales quotas defined below under Additional Equity Consideration: Warrants.

Expenses. During both Phase 1 and Phase 2, Turbo will reimburse Connection Holdings for all pre-approved expenses, payable in arrears upon receipt of expense reports and payable within ten (10) days following the end of each month. Preapproved expense reimbursements may be increased or reduced by mutual agreement of the parties.

Additional Equity Consideration: Warrants. Connection Holdings will be issued warrants to purchase ADRs in up to four (4) tranches, subject to defined performance objectives being achieved.

●	Tranche 1 – Phase 1

The Warrant will become exercisable for a number of Warrant Shares that is equal to 22,034 constituting 0.20% of the Company’s total outstanding ordinary shares as converted to ADSs that are issued and outstanding on the date hereof if and when the Phase 1 KPI is achieved as provided7 for in the Advisory Agreement.

●	Tranche 2 – Phase 2

The Warrant will become exercisable for a number of Warrant Shares that is equal to 33,051, constituting an additional 0.30% of the Company’s total outstanding ordinary shares as converted to ADSs issued and outstanding on the date hereof if and when the Company achieves aggregate net sales of US$1 million prior to the end of Phase 2.

●	Tranche 3 – Phase 2

The Warrant will become exercisable for a number of Warrant Shares that is equal to 88,137, constituting an additional 0.80% of the Company’s total outstanding ordinary shares as converted to ADSs issued and outstanding on the date hereof if and when the Company achieves aggregate net sales of $5 million prior to the end of Phase 2.

●	Tranche 4 – Phase 2

The Warrant will become exercisable for a number of Warrant Shares that is equal to 132,206, constituting an additional 1.20% of the Company’s total outstanding ordinary shares as converted to ADSs issued and outstanding on the date hereof if and when the Company achieves aggregate net sales of $10 million prior to the end of Phase 2.

In the event that Connection Holdings’ net sales exceed $10 million during the term of this Agreement, the Company and Connection Holdings agree to enter into discussions to renegotiate the equity consideration that may be issuable to Connection Holdings.

Connection Holdings agrees not to sell the ADRs acquired through exercise of any issued warrants until all sales objectives noted within this Permitted Scope of Services are achieved; or, if not all achieved or if the Agreement is terminated by Turbo, no less than two years following their original respective issuance dates.